Exhibit 5.8

(313) 465-7000 Fax: (313) 465-8000 www.honigman.com

August 28, 2012

DaVita Inc.

2000 16th Street

Denver, Colorado 80202

Re:	$1,250,000,000 5.750% Senior Notes due 2022

Ladies and Gentlemen:

We have acted as special Michigan counsel to Downriver Centers, Inc., a Michigan corporation (the “Michigan Subsidiary Guarantor”), in connection with the issuance by DaVita Inc., a Delaware corporation (“DaVita”), of $1,250,000,000 of 5.750% Senior Notes due 2022 (the “Notes”) under an indenture dated as of August 28, 2012 (the “Indenture”) among DaVita, the subsidiary guarantors named therein, including the Michigan Subsidiary Guarantor (such Michigan Subsidiary Guarantor, together with the other subsidiary guarantors, the “Guarantors”), and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), and the issuance by the Guarantors of the related guarantees of the Notes (the “Guarantees”).

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions expressed below, we have examined and relied upon a copy of the form of Note, the form of the notation of Guarantee and the Indenture. We have also examined originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for the opinions expressed below. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. We have also assumed (a) that the Indenture and the Guarantees (the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Michigan Subsidiary Guarantor; (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Michigan Subsidiary Guarantor, enforceable against each of them in accordance with their respective terms; and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, or (ii) violations of statutes, rules and regulations or court or governmental orders.

Based on the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506 Detroit · Lansing · Oakland County · Ann Arbor

August 28, 2012

1. The Michigan Subsidiary Guarantor is a Michigan corporation, validly existing and in good standing under the laws of the State of Michigan.

2. The Michigan Subsidiary Guarantor has the requisite corporate power and authority to execute and deliver, and to perform its obligations under, the Indenture and its Guarantee.

3. The Indenture has been duly authorized, executed and delivered by the Michigan Subsidiary Guarantor, and the Guarantee executed by the Michigan Subsidiary Guarantor has been duly authorized, executed and delivered by the Michigan Subsidiary Guarantor.

This letter is limited to the federal laws of the United States of America and the laws of the State of Michigan. We express no opinion and make no statement as to the laws, rules or regulations of any other jurisdiction or any state securities or blue sky laws.

With respect to each instrument or agreement referred to in or otherwise relevant to the opinions set forth herein (each, an “Instrument”), we have assumed, to the extent relevant to the opinions set forth herein, that (a) each party to such Instrument (if not a natural person) was duly organized or formed, as the case may be, and was at all relevant times and is validly existing and in good standing under the laws of its jurisdiction of organization or formation, as the case may be, and had at all relevant times and has full right, power and authority to execute, deliver and perform its obligations under such Instrument; (b) such Instrument has been duly authorized, executed and delivered by each party thereto; and (c) such Instrument was at all relevant times and is a valid, binding and enforceable agreement or obligation, as the case may be, of, each party thereto; provided that we make no such assumption insofar as any of the foregoing matters relate to the Michigan Subsidiary Guarantor and is expressly covered by our opinion set forth in paragraphs 1 and 3 above.

We hereby consent to the filing of this opinion letter as an exhibit to DaVita’s Current Report on Form 8-K dated August 28, 2012 and to all references to our firm included in or made a part of DaVita’s Registration Statement on Form S-3 under the Act, filed with the Securities and Exchange Commission on August 13, 2012 (File No. 333-183285). In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

HONIGMAN MILLER SCHWARTZ AND COHN LLP

2290 First National Building · 660 Woodward Avenue · Detroit, Michigan 48226-3506 Detroit · Lansing · Oakland County · Ann Arbor